Penserra Capital Management LLC

CODE OF ETHICS

Adopted September 30, 2014

I.	INTRODUCTION

High ethical standards are essential for the success of Penserra Capital Management LLC (the “Adviser”) and to maintain the confidence of the Adviser’s clients.  The Adviser’s long‑term business interests are best served by adherence to the principle that the interests of clients come first.  We have a fiduciary duty to clients to act solely for the benefit of our clients.  All personnel of the Adviser, including members, officers and employees of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients.  All personnel of the Adviser must also comply with all federal securities laws.

Potential conflicts of interest between the interests of the Adviser’s personnel and the interests of the Adviser’s clients may arise in connection with the operation of the Adviser’s investment Advisory activities, including conflicts arising in connection with the personal trading activities of the Adviser’s personnel.  In recognition of (i) the fact that an employee of the Adviser may have a pre‑existing personal securities account and may require the ability to sell securities from time to time, (ii) the Adviser’s fiduciary duty to its clients and (iii) the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.  The Code is intended to comply with Rule 204A‑1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j‑1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Adherence to the Code and the reporting requirements related to personal investing is considered a basic condition of employment by the Adviser.  If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code.

I.	DEFINITIONS

Access Person of the Adviser means any Advisory Person of the Adviser.

Advisory Person of the Adviser means (i) any officer, manager, member, consultant or employee (full‑time, part‑time or temporary) of the Adviser (or of any company with a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by a client, or whose functions relate to the making of any recommendations with respect to such purchase or sale of Reportable Securities, and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to clients with regard to the purchase or sale of Reportable Securities.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect “pecuniary” or financial interest in a security.  For example, an individual has an indirect pecuniary interest in any security owned by the individual’s spouse.  Beneficial ownership also includes, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, having or sharing “voting power” or “investment power” as those terms are used in Section 13(d) of the Exchange Act and Rule 13d‑3 thereunder.

Compliance Officer means the Chief Compliance Officer of the Adviser.

Covered Person means any Advisory Person of the Adviser and any other member, manager, officer, consultant or employee (including, full‑time, part‑time and temporary employees) of the Adviser and any person who serves as a dual employee of, or is affiliated with, the Adviser and a company with a control relationship to the Adviser.  A Covered Person also includes any solicitor/consultant, representative or agent retained by the Adviser who (i) makes or participates in the making of investments and/or potential investments for clients; (ii) has access to non‑public information on investments and/or potential investments for clients; or (iii) has access to non‑public information regarding securities recommendations to clients.

Personal Account means any account in which a Covered Person has any direct or indirect beneficial ownership.  For purposes of this Code, beneficial ownership is interpreted in the same manner as it would be under Rule 16a‑1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Reportable Security means any stock, bond, future, investment contract, exchange‑traded fund, or any other instrument that is considered a “security” under section 202(a)(1) of the Advisers Act and includes any derivative thereof, commodities, options or forward contracts, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short‑term debt instruments, including repurchase agreements;

(iii)	Shares of open‑end mutual funds; and

(iv)	Shares issued by unit investment trusts that are invested exclusively in one or more open‑end funds.

Restricted Security means any Security (i) that is to be Acquired or Sold by a client; (ii) that the Adviser is researching, analyzing or considering buying or selling for a client; (iii) for which a Covered Person may have material non‑public information; or (iv) funds sub‑advised by the firm.

Security to be Acquired or Sold by a Client means

(i)	Any Reportable Security which:

(A)  is in the period of a rebalancing or included in an index change (defined as three days prior when known and day of); or

(B)  is or has been considered by the Adviser for purchase by the client; and

(iii)	Any option to purchase or sell and any security convertible into or exchangeable for, a Reportable Security described in (i)(A) or (i)(B) above;

Short Sale means the sale of securities that the seller does not own.  A Short Sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.	STANDARDS OF CONDUCT

It is unlawful for a Covered Person in connection with the purchase or sale, directly or indirectly, by the Covered Person of a Reportable Security Held or to be acquired by a client to:

•	Employ any device, scheme or artifice to defraud the client;

•	Make any untrue statement of a material fact to the client or omit to state a material fact necessary in order to make the statements made to the client, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the client; or

•	Engage in any manipulative practice with respect to the client.

In addition, it is expected that all Covered Persons will:

•	Use reasonable care and exercise professional judgment in all actions affecting a client.

•	Maintain general knowledge of and comply with all applicable federal and state laws, rules and regulations governing the Adviser’s activities, and not knowingly participate or assist in any violation of such laws, rules or regulations.

•	Not engage in any conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence.

•	Respect and maintain the confidentiality of clients’ information, their securities transactions and potential transactions, their portfolio strategy, or any other matters within the bounds of fiduciary duty.

•	Be aware of the scope of material nonpublic information related to the value of a security. Avoid any trading or causing any other party to trade in a security if such trading would breach a fiduciary duty or if the information was misappropriated or relates to a material corporate event.

•	Exercise diligence and thoroughness in securities research and in the making of investment recommendations and decisions; and maintain appropriate records to support the reasonableness of such recommendations and decisions.

•	Deal fairly and objectively with clients when disseminating investment recommendations, disseminating material changes in recommendations, and taking investment action.

•	Refrain from any misrepresentations or factual omissions that could affect clients’ investment decisions.

•	Comply on a timely basis with the reporting requirements of this Code.

IV.	APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons.  This Code of Ethics applies to all Personal Accounts of all Covered Persons.  A Personal Account includes an account maintained by or for:

•	A Covered Person’s spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

•	Any immediate family members who live in the Covered Person’s household;

•	Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary Advisory services; and

•	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Adviser’s Compliance Officer.

V.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.            General.  It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws.  Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.            Short Sales.  A Covered Person may not engage in any short sale of a Restricted Security.  Short sales of securities that are not Restricted Securities are permitted.  Permitted short sales may not be made without the prior approval of the Compliance Officer.

3.            Initial Public Offerings.  A Covered Person may not acquire any direct or indirect beneficial ownership in ANY securities in any initial public offering.

4.            Private Placements and Investment Opportunities of Limited Availability.  A Covered Person may not acquire any beneficial ownership in ANY securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval.  “Private Placements” are offerings that are exempt from registration under the Securities Act of 1933, as amended, including exempted offerings of securities issued outside the United States.  Investments in hedge funds or private pooled vehicles are typically sold in private placements.  The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Adviser.

5.            Service on Boards of Directors; Outside Business Activities.  A Covered Person may not serve as a director (or similar position) on the board of any company, including a public company, unless Covered Person has received written approval from the Compliance Officer.  Authorization will be based upon a determination that the board service would not be inconsistent with the interests of any client account.  At the time a Covered Person submits the initial holdings report in accordance with Section VII.2. of the Code, the Covered Person will submit to the Compliance Officer a description of any outside business activities in which the Covered Person has a significant role.

6.            Excessive Trading.  The Adviser believes that excessive personal trading by its Covered Persons can raise compliance issues and conflicts of interest.  Compliance will review personal trading to determine the appropriate levels of personal trading.

7.	Gifts.	(a) No Covered Person may receive any gift, service, or other thing of more than de minimis value ($100) from any person or entity that does business with or potentially could conduct business with or on behalf of the Adviser. No Covered Person may give or offer any gift of more than de minimis value ($100) to any entity that does business with or potentially could conduct business with or on behalf of the Adviser without the prior written approval of the Compliance Officer.

(b) Solicited Gifts.  No Covered Person may use his or her position with the Adviser to obtain anything of value from a client, supplier, person to whom the Covered Person refers business, or any other entity with which the Adviser does business.

(c) Cash.  No Covered Person may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or potentially could conduct business with or on behalf of the Adviser.

(d) Entertainment.  No Covered Person may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or potentially could do business with or on behalf of the Adviser.  Covered Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.  Any event likely to exceed a de minimis value ($100), must be approved in advance by the Compliance Officer.

(e) Seminars and Conferences.  The Adviser requires all Covered Persons to submit travel and expense reports for all expenses associated with seminars and conferences.  Covered Persons must submit all travel and lodging expenses to be paid by the Adviser, and must receive the prior written approval of the Compliance Officer in order to permit a broker or third party to pay expenses associated with a Covered Person’s travel and lodging regarding a specific seminar or conference.

(f) Government Officials.  No gift or entertainment event of any value involving U.S. government officials or their families, which may be perceived to induce the recipient to act for the benefit of the Adviser, may be given or sponsored by the Adviser or any Covered Person without the prior written approval of the Compliance Officer.

(g) Reporting.  Each Covered Person must report any gifts in excess of de minimis value ($100) received in connection with the Covered Person’s employment to the Compliance Officer.  The Compliance Officer may require that any such gift be returned to the provider or that an expense be repaid by the Covered Person.  The Compliance Officer also will keep records of any gifts so reported.

8.            Management of Non‑Adviser Accounts.  Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer pre‑clears the arrangement and finds that the arrangement would not harm any client.  The Compliance Officer may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

VI.	REPORTING

1.            Duplicate Copies of Broker’s Confirmations and Account Statements to Adviser.  All Covered Persons must direct their brokers or custodians or any persons managing the Covered Person’s account in which any Reportable Securities are held to supply to the Compliance Officer:

•	The Covered Person’s monthly and quarterly brokerage or account statements within 30 days after the relevant time period.

•	All covered persons are required to request pre‑approval for any securities trading in their personal accounts. These requests will be checked against the received statements.

2.            Initial Holdings Reports.  All Covered Persons are required within ten (10) days of becoming a Covered Person through the adoption of this Code or of commencement of employment with the Adviser, to submit an Initial Holdings Statement (Attachment A) to the Compliance Officer listing:

•	All Reportable Securities in which the Covered Person has any beneficial ownership, including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each security;

•	The name of any brokerage firm, bank or other financial institution with which the Covered Person, maintains a Personal Account in which ANY securities are held; and

•	A description of outside business activities in which the Covered Person has a significant role, including any service on the board of directors of a company.

The report must be dated the day the Covered Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Covered Person of the Adviser.

3.            Annual Holdings Reports.  On an annual basis, by a date specified by the Compliance Officer, each Covered Person must provide to the Compliance Officer, a signed and dated Annual Holdings Report (Attachment C) containing information current as of a date not more than 45 days prior to the date of the report.  The Annual Holdings Report must disclose:

•	All Reportable Securities held in a Personal Account of the Covered Person, including the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and/or principal amount of each security beneficially owned; and

•	The name of any broker‑dealer or financial institution with which the Covered Person maintains a Personal Account in which any securities are held for the Covered Person.

4.            Exceptions to Reporting Requirements.  A Covered Person need not submit any report with respect to securities held in accounts over which the Covered Person has no direct or indirect influence or control or transaction reports with respect to transactions in securities that are not Reportable Securities and transactions effected pursuant to an Automatic Investment Plan.

5.            Conflicts of Interest.  Covered Persons must report immediately to the Compliance Officer any situation which may involve a conflict of interest or suspected violation of the Code.  Covered Persons are also restricted from owning the fund in which the firm advises.

6.            Transactions Subject to Review.  The transactions reported on the annual holdings report will be reviewed and compared against the Covered Persons’ account statements, and when deemed advisable by the Compliance Officer, against client transactions.

VII.	RECORDKEEPING

The Compliance Officer shall maintain records in the manner and extent set forth below, and these records shall be available for examination by representatives of the Securities and Exchange Commission.  Records may be maintained in electronic format should the Adviser elect to automate the oversight of this Code.

1.	a copy of this Code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

2.	a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs, the first two years in an appropriate office of the Adviser;

3.	a copy of all written acknowledgements of the receipt of the Code and any amendments thereto for each Covered Person who is currently, or within the past five years was a Covered Person;

4.	a copy of each report made pursuant to this Code and brokerage statements submitted on behalf of Covered Persons shall be preserved for a period of not less than five years from the end of the fiscal year in which the last entry was made on such record, the first two years in an appropriate office of the Adviser;

5.	a list of all Covered Persons (which includes all Access Persons) who are required, or within the past five years have been required, to make reports under the Code or who are responsible for reviewing such reports pursuant to this Code shall be maintained in an easily accessible place;

6.	a record of persons responsible for reviewing reports and a copy of reports provided pursuant to Section VII; and

7.	a record of any report furnished to the board of the Mutual Fund pursuant to Section VIII below shall be preserved for a period of not less than five years from the end of the fiscal year in which the last entry was made on such record, the first two years in an appropriate office of the Adviser.

VIII.	REPORTS TO THE BOARD(S) OF REGISTERED INVESTMENT COMPANIES

No less frequently than annually, the Adviser will furnish the Board of Directors or Trustees of any registered investment company (the “Board”) to which it provides Advisery services with a written report that:

(a)	describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(b)	certifies that the Adviser has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code.

IX.	OVERSIGHT OF CODE OF ETHICS

1.             General Principle.  The Adviser will use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

2.             Acknowledgment.  The Compliance Officer shall identify all Covered Persons who are under a duty to make reports under this Code and shall inform such persons of such duty and annually deliver a copy of the Code of Ethics and any amendments to all Covered Persons.  The Compliance Officer will also distribute promptly all amendments to the Code of Ethics.  All Covered Persons are required initially and annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of Initial and Annual Certification for employees (Attachment D) or such other form as may be approved by the Compliance Officer.

3.            Review of Transactions.  Each Covered Person’s transactions in his/her Personal Account will be reviewed on a regular basis.  Any Covered Person transactions that are believed to be a violation of this Code will be reported promptly to the management of the Adviser.  A member of the Adviser’s senior management will review the Compliance Officer’s transaction reports and holdings reports.

4.            Sanctions.  Upon determining that a violation of this Code has occurred, the Adviser may impose such sanctions or remedial action as deemed appropriate or to the extent required by law.  These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

5.            Reports to the Board.  The Adviser shall report to the Board any violation of the Code by a Covered Person, and such Covered Person may be called upon to explain the circumstances surrounding his or her non‑clerical violation for evaluation by the Board.

6.            Authority to Exempt Transactions.  The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code if the Compliance Officer determines that such exemption would not be against any interests of a client.  The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

7.            ADV Disclosure.  The Compliance Officer will ensure that the Adviser’s Form ADV (1) accurately describes the pertinent provisions of the Code; and (2) includes disclosure offering to provide a copy of the Code to any client or prospective client upon request.

X.	CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code shall be treated as confidential to the extent permitted by law.

ATTACHMENT A
Initial Holdings Statement

By:
(Printed Name)

Date:

The following are each and every Reportable Security and Brokerage Account containing ANY Securities in which I have a direct or indirect Beneficial Ownership and a description of all my Outside Business Activities.  See Section II of the Code for information for the definitions of “Beneficial Ownership” and “Reportable Security.” The information provided below should be current as of a date no more than 45 days prior to the date you became a Covered Person.

List of Brokerage Accounts Containing ANY Securities:

Account Name & Number	Financial Institution	Date Account Opened

List of Reportable Securities*:

Account	Description & Type of Security	Exchange Ticker or CUSIP No.	No. of Shares	Principal Amount (for Bonds)

*	Include additional information on a separate page if necessary. You also may attach a copy of your account statement to this form in lieu of listing the securities above.

Initial Holdings Statement (Cont’d)

Description of Outside Business Activities (including any service on the board of directors of a company):

[ ]	Check this box if you have nothing to report (no Brokerage Accounts containing ANY Securities, no Reportable Securities and no Outside Business Activities)

Signature

Reviewed By:

Title:	Date:

ATTACHMENT B
Quarterly Transaction Report
(Heightened Supervisory Personnel Only)

By:		Date:
(Printed Name)

Period of Report:	Quarter	Year

The following are each and every transaction in Reportable Securities in which I have a direct or indirect Beneficial Ownership.  See Section II of the Code for the definitions of “Beneficial Ownership” and “Reportable Security.” This report must be completed and submitted within 30 days following the end of the previous calendar quarter.

Reportable Securities Transactions:

Account Name and Number	Date of Transaction	Type of Transaction (Purchase or Sale)	Description of Security	Exchange Ticker or CUSIP No.	Number of Shares	Principal Amount (for Bonds)

The following are each and every account (including brokerage accounts and bank accounts used substantially as brokerage accounts) that have been opened or closed during the previous quarter for which I have a direct or indirect Beneficial Ownership.

Opened / Closed Brokerage Accounts:

Account Name and Number	Financial Institution	Date	Opened / Closed

[ ]	Check this box if you have nothing to report (no Brokerage Accounts and no Reportable Transactions)

Signature:

Reviewed By:	Title:

Date:

ATTACHMENT C
Annual Holdings Report

By:		Date:
(Printed Name)

For Period Ended:	December 31, 20__

The following is an annual report of the Reportable Securities in which I have a direct or indirect Beneficial Ownership.  See Section II of the Code for the definitions of “Beneficial Ownership” and “Reportable Security.” The information provided below should be current as of a date no more than 45 days prior to the date of this report.

Annual Holdings*

Account Name and Number	Description & Type of Security	Exchange Ticker or CUSIP No.	Number of Shares	Principal Amount (for Bonds)

*	Include additional information on a separate page if necessary. You also may attach a copy of your most recent account statement to this form in lieu of listing the securities above.

List of Brokerage Accounts Containing ANY Securities*

The following is an annual report of each and every account (including brokerage accounts and bank accounts used substantially as brokerage accounts) containing ANY securities for which I have a direct or indirect Beneficial Ownership.

Account Name and Number	Financial Institution

*	Include additional information on a separate page if necessary.

[ ]	Check this box if you have nothing to report (no Brokerage Accounts and no Reportable Holdings)

Signature:

Reviewed By:	Title:

Date:

ATTACHMENT D
Initial and Annual Certification

I certify that I:

(i)	have received, read and reviewed the Code of Ethics;

(ii)	understand the policies and procedures in the Code of Ethics;

(iii)	recognize that I am subject to such policies and procedures;

(iv)	understand the penalties for non‑compliance;

(v)	have complied with the Code of Ethics and any applicable reporting requirements during this past year (applies to Annual Certifications only);

(vi)	have fully disclosed any exceptions to my compliance with the Code below;

(vii)	will fully comply with the Code of Ethics; and

(viii)	have fully and accurately completed this Certificate.

EXCEPTION(S):

Signature: ____________________________

Name: _______________________________
(Please print)

Date Submitted:

Reviewed By:	Title:

Date:

Penserra Capital Management LLC
Trade Error Policies and Procedures

I.	GENERAL

Penserra Capital Management LLC (“Adviser”) exercises due care in making and implementing investment decisions on behalf of its clients and recognizes its obligation to identify and resolve trade errors in a timely manner, consistent with disclosures made to clients as well as adopted policies and procedures.  The Adviser should seek to avoid errors.  The Adviser will monitor for errors and if an error does occur, the Adviser should endeavor to correct and reduce similar errors in the future.

II.	STATEMENT OF POLICY

If an error occurs, the Adviser seeks to ensure that the best interests of its clients are served when correcting such errors, subject to the terms of these Trade Error Policies and Procedures (“Policy”).  Violations of an investment policy contained in one or more of the documents governing a client relationship as well as errors in placement, execution or settlement resulting in an incorrect settled trade will be considered “Trade Errors” under this Policy.  Trade Errors will be determined based on the totality of trades during a trading day in the shares of any single issuer and not on a trade‑by‑trade basis.  Trade Errors do not include good faith errors in judgment in making investment decisions for clients.

The Adviser will use reasonable efforts to cause any broker or other service provider which is responsible for a Trade Error to reimburse affected clients for any losses resulting from the Trade Error.  To the extent that a Trade Error is attributable to the willful misconduct, negligence or fraud of the Adviser, the Adviser will restore the client to a position that is no worse than if the Trade Error had not occurred.  Any Trade Error that results in a direct loss will be reimbursed to the client account in which the error was made.  Under no circumstances may soft dollars be used to correct errors.

If a Trade Error results in a gain, the gain generally will accrue to the benefit of the affected client account(s).

The Adviser’s CCO must approve and document the resolution of all Trade Errors.

III.	PROCEDURES

To facilitate this policy, the procedures outlined below should be followed upon a determination that a Trade Error has occurred.

1.	The CCO shall be notified immediately upon the discovery of a possible Trade Error. If the Trade Error is material in nature or cannot be easily resolved by the CCO and the trader, the CCO shall consult with management of the relevant Client. If deemed necessary, the CCO shall consult with outside counsel regarding the resolution of the situation.

2.	The CCO will work with investment personnel and traders to resolve any trade errors. Trade tickets reflecting errors should be preserved, and new trade tickets will be prepared if additional trading is necessary to resolve the error.

3.	The CCO will create a written report of the Trade Error promptly upon the discovery and resolution of the Trade Error. The report will contain the name of the client; the name of the person responsible for the error; the amount involved; the name of the security involved; the action taken to correct the error; and such other information as may be appropriate under the circumstances.

4.	If the Trade Error is attributable to the Adviser, the Trade Error report shall also discuss the factors considered by the Adviser in determining whether the Trade Error was due to its willful misconduct, negligence or fraud. The report shall be maintained in accordance with the Adviser’s Record Retention Policy.

5.	The CCO shall review the reason(s) for the trade error and determine whether any adjustments to procedures are necessary to prevent similar types of errors in the future.

6.	If an excessive amount of trade errors occur in a given time period, the CCO will convene a meeting of all trading and investment personnel to discuss the matter and document any actions that have been, and actions that will be, taken to reduce the number of trade errors and limit particular types of trade errors from recurring.

Trade Error Reporting Form

Transaction date
Investments involved
Names, account numbers and custodians of all affected accounts
Adviser Supervised Persons involved
Description of error
Cause of error
Resolution thus far
Gain or loss (if known)
Submitted by
Signature
Date
The remainder of this form is to be completed by the CCO
Additional resolution steps (including training and/or changes to policies and procedures)
Amount reimbursed by Adviser
Amount reimbursed by third parties
Documentation maintained regarding the error
Other comments
Completed by
Signature
Date